Exhibit 99.2

PETRÓLEOS MEXICANOS

Offer to Exchange Securities

which have been

Registered under the Securities Act of 1933, as amended,

and which are

Jointly and Severally Guaranteed by

Pemex Exploración y Producción, Pemex Transformación Industrial and Pemex Logística and their respective successors and assignees,

for any and all of its corresponding outstanding securities

CUSIP Nos. of Old Securities	ISIN Nos. of Old Securities	Old Securities of Petróleos Mexicanos	Corresponding New Securities of Petróleos Mexicanos, which have been registered under the Securities Act
71654Q DG4 (Rule 144A) P7S08V BZ3 (Reg. S)	US71654QDG47 (Rule 144A) USP7S08VBZ31 (Reg. S)	U.S. $1,500,000,000 of 6.875% Notes due 2025	Up to U.S. $1,500,000,000 of 6.875% Notes due 2025

To Our Clients:

Enclosed for your consideration is a prospectus of Petróleos Mexicanos (the “Issuer”), a productive state-owned company of the Federal Government of the United Mexican States, and Pemex Exploración y Producción, Pemex Transformación Industrial and Pemex Logística and their respective successors and assignees (the “Guarantors”), dated             , 2021 (the “Prospectus”), relating to the offer to exchange (the “Exchange Offer”) registered 6.875% Notes due 2025 (the “New Securities”) for any and all outstanding 6.875% Notes due 2025 (the “Old Securities”) of the Issuer, upon the terms and subject to the conditions described in the Prospectus. The Exchange Offer is being made in order to satisfy certain of the Issuer’s obligations under the Registration Rights Agreement referred to in the Prospectus.

The material is being forwarded to you as the beneficial owner of the Old Securities carried by us in your account but not registered in your name. A tender of such Old Securities may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf any Old Securities held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus. We also request that you confirm that we may, on your behalf, make the representations and warranties contained in the Prospectus in the section captioned “The Exchange Offer—Holders’ Deemed Representations, Warranties and Undertakings.”

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Securities on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on             , 2021 (the “Expiration Date”), unless extended by the Issuer. The Old Securities tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date, unless previously accepted by the Issuer.

Your attention is directed to the following:

1.    The Exchange Offer is for any and all Old Securities.

2.    The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer—Conditions to the Exchange Offer.”

3.    Any transfer taxes incident to the transfer of Old Securities from the holder to the Issuer will be paid by the Issuer, except as otherwise provided in the Prospectus in the section captioned “The Exchange Offer—Transfer Taxes.”

4.    The Exchange Offer expires at 5:00 p.m., New York City time, on the Expiration Date, unless extended by the Issuer.

If you wish to have us tender any of your Old Securities, please so instruct us by completing, executing and returning to us the instruction set forth below.

Instructions with Respect to the Exchange Offer

The undersigned acknowledge(s) receipt of your letter enclosing the Prospectus, dated             , 2021, of Petróleos Mexicanos, a productive state-owned company of the Federal Government of the United Mexican States.

This will instruct you to tender the principal amount of Old Securities indicated below held by you for the account of the undersigned, pursuant to the terms and conditions set forth in the Prospectus. (Check one).

Box 1	☐	Please tender the Old Securities held by you for my account. If I do not wish to tender all of the Old Securities held by you for my account, I have identified on a signed schedule attached hereto the principal amount of Old Securities that I do not wish tendered.

Box 2	☐	Please do not tender any Old Securities held by you for my account.

Date:
Signature

Please print name(s) here

Area Code and Telephone No.

Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all Old Securities.

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